ARTICLES OF AMENDMENT
                                       TO
                          THE ARTICLES OF INCORPORATION
                                       OF
                                  QUIXIT, INC.

         Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation has adopted the following Articles of Amendment to its Articles of Incorporation:

          FIRST: The name of the Corporation is Quixit, Inc.

          SECOND: The Articles of Incorporation of the Corporation are hereby amended, as follows:

a) "Common Stock" is hereby amended as follows: The authorized common stock of the corporation shall be 100,000,000 shares @ $.0001 par value per share.

b)        The following Article is added to the Articles of Incorporation:

              Whenever the laws of the State of Colorado require the vote or concurrence of the holders of two-thirds of the outstanding share entitled to vote thereon, with respect to any action to be taken by the shareholder of the Corporation, such action may be taken by vote or concurrence of the holders of at least a majority of the shares entitled to vote. These Articles of Incorporation may be amended by the affirmative vote of the holders of at least a majority of the shares entitled to vote hteron at a meeting duly called for that purpose, or, when authorized, when such action is ratified by the written consent of all the shareholders entitled to vote thereon.

         THIRD: By written informal action, unanimously taken by the Board of Directors of the Corporation effective February 10, 2001, pursuant to and in accordance with Sections 7-108-202 and 7-110-103 of the Colorado Business Corporation Act, the Board of Directors of the Corporation duly adopted and recommended the amendments described above to the Corporation's shareholders for their approval.

         FOURTH: Notice having been properly given to the shareholders in accordance with Sections 7-107-105 and 7-110-103, at a meeting of shareholders held on March 12, 2001, the number of votes cast for the amendment by the shareholders entitled to vote on the amendment was sufficient for approval by the shareholders.

         IN WITNESS WHEREOF, QUIXIT, INC., has caused these presents to be signed in its name and on its behalf by H. Daniel Boone, its President, and its corporate seal to be hereunder affixed and attested by Bill McDavid, its Secretary, on the 12th day of March, 2001, and its President acknowledges that these articles of Amendment are the act and deed of Quixit, Inc. and, under the

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penalties  of perjury,  that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.


Dated this 2nd day of April, 2001.


ATTEST:  QUIXIT, INC.

    /s/ H. Daniel Boone                           /s/ Bill McDavid
By: --------------------------------          By: ------------------------------
    H. Daniel Boone, President                    Bill McDavid, Secretary